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                                                                   EXHIBIT 23.1

         CONSENT AND REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 25, 1997 (except for Note 13 as to which the date is March 6, 1997) with respect to the consolidated financial statements of GranCare, Inc. included in the Proxy Statement of Living Centers of America, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Living Centers of America, Inc. for the registration of its common stock.

  We have audited the consolidated financial statements of GranCare, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 25, 1997 (except for Note 13 as to which the date is March 6, 1997) included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, as of the dates of our report referred to in the preceding paragraph, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP
                                          _____________________________________
                                          ERNST & YOUNG LLP

Atlanta, Georgia
September 25, 1997